Exhibit 10.2

Board of Directors of Exide Technologies
13000 Deerfield Parkway
Building 200
Milton, Georgia 30004
February 6, 2012

Mr. James R. Bolch Chief Executive Officer Exide Technologies 13000 Deerfield Parkway Building 200 Milton, Georgia 30004

Re:  Amendment to Employment Agreement dated June 10, 2010

Dear Mr. Bolch:

This letter agreement (“Amendment’) executed and delivered as an amendment to the Employment Agreement (as subsequently  modified, supplemented or amended from time to time, the “Employment Agreement”), dated as of June 10, 2010, by and between you, James R. Bolch, (the “Executive”) and Exide Technologies, a Delaware corporation (the “Company”).  Except as otherwise defined herein, capitalized terms used in this Amendment have the meanings assigned to them in the Employment Agreement.

The undersigned hereby acknowledge and agree as follows:

1.  Section 8(a)(iii) is deleted in its entirety and replaced with the following:

(i) In the event of termination of the Executive’s employment pursuant to Section 6(d), 6(e) or 6(g) that occurs:

(A)  prior to or more than 24 months following a Change in Control (as defined in the Exide Technologies Change in control Severance Plan as of the date of this Amendment), the Company shall pay to Executive on the day that is sixty (60) days following the Date of Termination (the “Severance Payment Date”) a lump sum cash payment equal to 225% of the Base Salary for the remainder of the Employment Period; provided, that, in no event will such amount be based on less than twelve (12) months remaining in the Employment Period; or

(B)  upon or during the 24 month period following a Change in Control, the Company shall pay to Executive on the Severance Payment Date a lump sum cash payment equal to 250%  of the sum of  Executive’s (x) Base Salary and (y) Target Bonus; provided, that if a notice of non-renewal is given by the Company following initiation of negotiations or affirmative Board actions in response to proposals that may result in a Change in Control, Executive shall be entitled to the payments provided for under this subsection 8(a)(iii)(B) regardless of whether the Date of Termination occurs before or after the Change in Control. Executive shall also be entitled to an immediate full vesting and lapse of all restrictions on any and all then outstanding equity-based long-term incentives, including but not limited to stock options, restricted stock, performance unit and performance share awards held by the Executive. For purposes of the performance unit and performance share awards, target goals will be assumed to have been achieved for purposes of determining the number of shares and/or units earned under such awards.  This provision shall override any conflicting language contained in Executive’s current or future long-term incentive plan award agreements.  In addition, the amount of clause B in Section 8(a)(v) below shall be deemed to be zero.

(C)  At any time during which Section 8(a)(iii)(B) of this Agreement is in effect, Executive shall not be eligible to participate in the Exide Technologies Change in Control Severance Plan.

2.           Amendment.  No provisions of this Amendment may be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged.  No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Amendment to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

3.           Governing Law.  This Amendment is governed by, and is to be construed and enforced in accordance with, the laws of Delaware without regard to principles of conflicts of laws. If, under such law, any portion of this Amendment is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Amendment, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

4.           Counterparts.  This Amendment may be executed in two or more-counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

5.           Effect on Employment Agreement.  Except as otherwise expressly set forth herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations or agreements contained in the Employment Agreement and the Employment Agreement shall remain in full force and effect in accordance with its terms.

6.           Section Headings.  The section headings in this Amendment are for convenience of reference only, and they form no part of this Amendment and shall not affect its interpretation.

Please confirm your undersigning of, and legally binding agreement with, the foregoing by signing and returning a copy of this Amendment to the undersigned at the address set forth above.

Sincerely,

________________________________________

John P. Reilly, Chairman of the Board of Directors

ACCEPTED AND AGREED:

____________________________

James R. Bolch
Dated:__________________